Exhibit 10.1

SEPARATION AND SETTLEMENT AGREEMENT AND RELEASE

AGREEMENT made as of the 15 day of June, 2005 by and between BioSphere Medical, Inc. (the “Company”) and Jonathan McGrath (the “Employee”).

WHEREAS, the parties have differing views of their rights and obligations under Employee’s March 25, 2004 Employment Agreement with the Company, and wish to resolve amicably all issues arising out of Employee’s separation from the Company without resort to litigation;

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

1.                                       Termination Date.  The Employee’s effective date of termination from the Company is March 31, 2005, which is the date you received March 30, 2005 letter from the Company (the “Termination Date”).

2.                                       Consideration.  In return for the execution of the instant Separation and Settlement Agreement and Release, the Company agrees to provide the Employee with the following consideration:

a.                                       Monetary Consideration.  The Company agrees to pay the Employee Sixty-Five Thousand Dollars ($65,000) less all applicable state and federal taxes.  This monetary consideration will be paid to the Employee in a lump-sum eight (8) days after the date of execution of this Agreement provided that, Employee has not revoked his acceptance of the Agreement during the seven (7) day revocation period.

b.                                      Exercise of Vested Stock Option.  The Company agrees that the Employee may exercise vested portions of the Option to Purchase shares of the common stock of the Company granted to him pursuant to the Incentive Stock Option Agreement dated July 29, 1999 on the eighth day after the execution of this Agreement provided the Employee has not revoked acceptance of the Agreement during the seven (7) day revocation period.  Accordingly, the

Employee may exercise a total of 210,000 shares of common stock, $.01 par value per share, of the Company at $1.016 per share pursuant to the terms of the Company’s 1997 Stock Incentive Plan.

3.                                       Release of Claims.

By the Employee.  In consideration of the payment of the above-described consideration, which the Employee acknowledges are disputed and he would not otherwise be entitled to receive, he hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, plan administrators, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which he ever had or now has against the Released Parties arising out of his employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621
et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., and the Massachusetts Fair Employment Practices Act., M.G.L. c.151B, §1 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, §102 and M.G.L. c.214, §1C, the Massachusetts

Labor and Industries Act, M.G.L. c.149, §1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, §1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, §105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; all claims arising out of the March 25, 2004 Employment and Executive Retention Agreements between the Employee and the Company; and any claim or damage arising out of his employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.

By the Company.  In consideration of the undertakings, transactions and consideration recited in this Agreement, the Company hereby unconditionally and irrevocably remises, releases and forever discharges the Employee, his heirs and administrators, or any of them, of and from any and all suits, claims, demands, interest, costs (including attorney fees and costs actually incurred), expenses, actions and causes of action, rights, liabilities, obligations, promises, agreements, controversies, losses and debts, of any nature whatsoever, which the Company now has, or at any time heretofore ever had, or could have had, whether known or unknown, suspected or unsuspected, arising out of the Employee’s employment with the Company.

4.                                       Non-Disclosure, Non-Competition and Non-Solicitation.  The Employee acknowledges his obligation to keep confidential all non-public information concerning the Company which he acquired during the course of his employment with the Company, as stated more fully in Paragraph 7 of the March 25, 2004 Employment Agreement between the Employee and the Company, which paragraph remains in full force and effect.  The Employee further acknowledges and reaffirms his obligations with respect to non-competition and non-solicitation as stated in Paragraph 6 of the Employment Agreement, which paragraph also remains in full force and effect.

5.                                       Return of Company Property.  The Employee confirms that he has returned to the Company all keys, files, records (and copies thereof), equipment and other Company-owned property in his possession.

6.                                       Business Expenses and Compensation. The Employee acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him.  He further acknowledges that he has received payment in full for all services rendered in conjunction with his employment by the Company and that no other compensation is owed to him.

7.                                       Non-disparagement.  The Employee understands and agrees that as a condition for payment to him of the consideration described herein, he will not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition.  Likewise, the Company agrees to instruct its officers, directors and employees who have knowledge of this Agreement not to make any false, disparaging or derogatory statements regarding the Employee or the Employee’s business or financial affairs in public or private.

8.                                       Employment Inquiries.  The Company agrees that all employment inquiries made with respect to the Employee will be referred to Richard J. Faleschini, the Company’s President and Chief Executive Officer, who shall respond to the effect that the Company’s policy is to refrain from discussing the work its former employees performed while they worked for the Company, and confirm that the Employee was employed at Biosphere Medical from July 1999 until March 2005, as Vice President, Research & Development.

9.                                       Confidentiality.  To the extent permitted by law, the Employee understands and agrees that as a condition for payment to him of the consideration herein described, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Employee, his family members, his agents and representatives and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.  Likewise, the Company agrees to instruct its officers, directors and employees who have knowledge of this Agreement to maintain as confidential the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, except to the extent required by federal or state law or as determined by the Company to be reasonably necessary to the Company’s business.

10.                                 Nature of Agreement.  The Employee understands and agrees that this Agreement is a separation and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

11.                                 Amendment.  This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto.  This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

12.                                 Waiver of Rights.  No delay or omission by either party in exercising any rights under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13.                                 Validity.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

14.                                 Applicable Law.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  The Employee hereby irrevocably submits to the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under, or in connection with this Agreement or its subject matter.

15.                                 Acknowledgments.  The Employee acknowledges that he has been given twenty-one (21) days to consider this Agreement and that the Company advised him to consult with an attorney of his own choosing prior to signing this Agreement.  Further, the Employee acknowledges he may revoke this Agreement, with regard to his release of age discrimination claims only, for a period of seven (7) days after the execution of this Agreement, and the Agreement shall not be effective or enforceable, with respect to the Employee’s release of age discrimination claims, until the expiration of this seven (7) day revocation period.

16.                                 Voluntary Assent.  The Employee affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement.  The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney.  The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

17.                                 Entire Agreement.  This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the separation and settlement and supercedes all previous oral and written negotiations, agreements, commitments, and writings in connection therewith.  Nothing in this Section 17 shall, however, modify, cancel or supercede the Employee’s obligations described in Section 4.

18.                                 Counterparts.  This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written above.

By:	/s/ Richard J. Faleschini	Date:	6-15-05
Richard J. Faleschini
President and Chief Executive Officer
BioSphere Medical, Inc.

By:	/s/ Jonathan McGrath	Date:	6-15-05
Jonathan McGrath